UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

COSTCO WHOLESALE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On January 22, 2014, Costco Wholesale Corporation (the “Company”) received a copy of a letter from Davis Advisors relating to one of the matters to be acted upon at the Company’s upcoming annual meeting of shareholders, the proposed amendment to the Company’s Articles of Incorporation (Proposal 5 in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 17, 2013). As disclosed in the Definitive Proxy Statement, the Company’s Board of Directors is making no recommendation as to voting “for” or “against” the proposed amendment. The Company is filing the letter as additional information that shareholders may consider in deciding how to vote with respect to the matter.

An Open Letter to Our Fellow Costco Wholesale Shareholders1

Re: Costco Wholesale Corporation’s Classified Board

At Davis Advisors, we recognize that the right to vote proxies is a significant asset of our clients. As stewards of our clients’ assets, we vote each proxy based on the single principle that our overarching responsibility is to generate a satisfactory return on the assets entrusted to our Firm.

Implicit in this principles-based approach is our belief that in important matters of corporate governance, one size does NOT fit all. Instead of simply checking the box, we evaluate each proxy, each proposal and each corresponding management recommendation on a case-by-case basis. We assign greater credibility to those recommendations that come from managements with proven records of shareholder stewardship and long-term value creation. To put it most simply, we believe the best indication of good governance is a company’s own history of serving the long-term interests of its shareholders.

There is no better example of this type of governance in our portfolio than Costco Wholesale Corporation (“Costco”) whose shares we have owned for more than a decade. The company’s record of strong value creation, transparent finances, candid shareholder communication, longterm focus and modest executive compensation makes them a role model in corporate America. In our view, it would be foolish for any analyst or portfolio manager to disregard the recommendations of a management team and board of directors that has so honorably and effectively represented the interests of its long-term shareholders.

The company currently has a classified board, meaning that about one-third of the directors are subject to election each year, and each director is asked to commit to a three-year term. The board has been classified since the company went public. Directors elected under this structure at Costco have overseen decades of extraordinary returns and have taken clear actions in service of shareholders. To give one example of how shareholders have been well served, we recommend taking a look at the compensation of senior Costco executives, as detailed in the company’s historical proxy filings. The same low-cost focus that makes customers so happy to shop at Costco’s stores also shows up in the thoughtful structure and modest absolute amounts of pay granted to senior management.

Costco’s management has stated that for their company, the classified board has helped enable their unique and admirable culture to flourish. This culture has been a core element of the longterm success of the company in part because it inhibits any temptation to take actions (like raising prices or cutting store employee pay and benefits) that might temporarily boost earnings and stock price at the expense of the long-term value of the Company’s hard-won franchise.

The company’s 2014 proxy statement contains a proposal to declassify the board. Washington State law includes a provision that prevents management from making a formal recommendation

[1]	In this letter, Davis Advisors shares its thoughts concerning an issue important to all Costco shareholders. Importantly, Davis Advisors is not entering or seeking to enter into an agreement with other shareholders on how to vote. Specifically, we are not forming a group. Our intent is to share our thoughts concerning what we believe to be best for all Costco shareholders.

in this matter based on the circumstances. However, in the proxy statement, they state “If permitted by the Washington corporate statute, the Board would have provided the shareholders an opportunity to vote on the amendment but with a recommendation that shareholders vote against the amendment, because the Board believes that the current structure continues to benefit shareholders ... . Each director has notified the Company that he or she, acting as a shareholder, intends to vote against the Proposal.”

Even though we believe declassified boards can be an effective safeguard for shareholders at many companies, in Costco’s case we believe that the overwhelming evidence is that the present classified structure works well, and should not be disturbed. On top of this, we can find no rational reason why the view of a management and board that has so honorably and effectively served shareholders over the long term should be disregarded.

As a result, we have decided to vote against the proposal to amend the Company’s certificate of incorporation to declassify the Costco board.

Sincerely,

/s/ Christopher C. Davis
Christopher C. Davis
CEO and Portfolio Manager, Davis Advisors

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